The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting an offer to buy these securities in any place where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160637
Subject to Completion, Dated September 23, 2009

Prospectus Supplement
(To Prospectus dated July 27, 2009)

7,000,000 Shares

Common Stock

We are offering 7,000,000 shares of our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CNXT.” The last reported sale price of our common stock on the NASDAQ Global Select Market on September 23, 2009 was $3.39 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us, Before Expenses	$	$

We have granted the underwriter a 30-day option to purchase up to an additional 1,050,000 shares of common stock solely to cover over-allotments of shares, if any. If the underwriter exercises this option in full, the total underwriting discount will be $     , and our total proceeds, before expenses, will be $     .

We expect to deliver the shares of our common stock to purchasers on or about September   , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.
The date of this prospectus supplement is September   , 2009

Prospectus Supplement

Prospectus

About This Prospectus Supplement

On July 17, 2009, we filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 (File No. 333-160637) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on July 27, 2009. On September 23, 2009, we filed with the SEC a registration statement on Form S-3 (File No. 333-162082) pursuant to Rule 462(b) of the Securities Act of 1933, as amended, solely to register an additional $4.0 million of our common stock, which registration statement became effective upon filing.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized to be distributed to you or information incorporated by reference herein or in the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of those documents and any document incorporated by reference is accurate only as of its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Conexant,” the “Company,” “we,” “us” and “our” or similar terms are to Conexant Systems, Inc. and its subsidiaries.

S-i

Summary

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing. After you read this summary, to fully understand this offering and its consequences to you, you should read and carefully consider the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors.”

Conexant Systems, Inc.

Our Business

We design, develop, and sell semiconductor solutions comprised of silicon, hardware, software, and firmware that are used in imaging, audio, video, and various embedded-modem applications. Our products and technology are used in a wide range of consumer electronics devices. In our imaging business, our solutions are used in single- and multi-function printers, facsimile machines, and photo printers. We also offer system-on-chip solutions for products that integrate Internet connectivity and touch-screen technology for use in a broad range of video, audio, telephony, and digital signage applications. Examples of these products include digital photo frames, speakerphones, voice-over-IP (“VoIP”) phones, point-of-sale terminals, and home automation, security, and monitoring systems. Our audio solutions are targeted at products including personal computers, PC peripheral sound systems, notebook docking stations, VoIP speakerphones, intercom, door phone, and surveillance applications. Our video product offering is comprised of decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications. Our embedded-modem solutions are targeted at desktop and notebook PCs, set-top boxes, point-of-sale systems, home automation and security systems, and other industrial applications. Based on industry surveys and internal analysis, we believe we operate in markets with more than $2 billion in revenue opportunities.

We market and sell our semiconductor products and system solutions directly to leading original equipment manufacturers (“OEMs”) of communication electronics products, and indirectly through electronic components distributors. We also sell our products to third-party electronic manufacturing service providers, who manufacture products incorporating our semiconductor products for OEMs.

Recent Divestitures

On August 24, 2009, we completed the sale of certain assets related to our Broadband Access Products (“BBA”) business to Ikanos Communications, Inc. (“Ikanos”). Assets sold pursuant to the asset purchase agreement with Ikanos include specified intellectual property, inventory, contracts and tangible assets. Ikanos has agreed to assume certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. Under the terms of the asset purchase agreement, Ikanos paid an aggregate of $54 million, of which approximately $47 million was received in cash at closing with the remaining proceeds deposited into an escrow account. The escrow account will remain in place for 12 months following the closing of the BBA transaction to satisfy potential indemnification claims by Ikanos pursuant to the indemnification provisions of the asset purchase agreement.

On August 8, 2008, we completed the sale of certain assets related to our Broadband Media Processing (“BMP”) business to NXP B.V. (“NXP”) for an aggregate consideration of approximately $110 million, of which $11 million was deposited into an escrow account for 12 months to satisfy potential indemnification claims by NXP. In July 2009, NXP sought indemnification from us for asserted losses in connection with the asset sale and on September 18, 2009, we entered into a settlement agreement with NXP to pay them $2.65 million from the escrow account for such losses. The remainder of the escrow funds have been returned to us. Assets sold pursuant to the asset purchase agreement with NXP include specified patents, inventory, contracts and tangible assets. NXP assumed certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. We also granted to NXP a license to use certain of our retained technology assets in connection with NXP’s current and future products in certain fields of use, along with a patent license covering certain of our retained patents to make, use, and sell such products (or, in some cases, components of such products).

Recent Developments

On August 24, 2009, we announced plans to improve our capital structure through the early retirement of up to $80.0 million of our floating rate senior secured notes due in November 2010. We have commenced a tender offer for $73.0 million of the notes and entered into an agreement to purchase an additional $7.0 million of the notes. The tender offer is set to expire on September 24, 2009, and the repurchase of the additional $7.0 million of the notes must occur no later than the second business day following completion of the tender offer. The $80.0 million to be used to fund these debt-reduction activities will be from a combination of proceeds from the BBA sale and other completed transactions and available cash on hand.

Corporate Information

We have many years of operating history in the communications semiconductor business, including as part of the semiconductor systems business of Rockwell International Corporation (now Rockwell Automation, Inc.), and have been an independent public company since January 1999, following our spin-off from Rockwell. Since then, we have transformed our company from a broad-based communications semiconductor supplier into a fabless communications semiconductor supplier focused on delivering technology and products for imaging, audio, video, and various embedded-modem applications.

Our principal corporate office is located at 4000 MacArthur Boulevard, Newport Beach, CA 92660, and our main telephone number at that location is (949) 483-4600. We maintain a website at www.conexant.com. The information on, or accessible through, our website is not intended to be incorporated into this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	7,000,000 shares
Common stock to be outstanding immediately after this offering	56,917,009 shares
Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including, but not limited to, repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and acquisitions. See “Use of Proceeds” on page S-25.
NASDAQ Global Select Market symbol	CNXT
Risk Factors	See “Risk Factors” beginning on page S-7 and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

The number of shares of our common stock outstanding after this offering is based on 49,917,009 shares of our common stock outstanding as of August 28, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes the following:

•	4,245,499 shares of our common stock issuable upon exercise of stock options outstanding under our stock option and long-term incentive plans, at a weighted average exercise price of $23.19 per share;

•	165,166 shares of our common stock that may be issued upon the vesting of restricted stock units outstanding under our long-term incentive plans as of that date;

•	9,139,908 shares of our common stock available as of that date for future grant or issuance pursuant to our stock option and long-term incentive plans for employees, directors and consultants; and

•	up to 1,050,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

Summary Consolidated Financial Information

The following table presents summary consolidated financial information. The summary consolidated financial information for the three fiscal years ended October 3, 2008, September 28, 2007, and September 29, 2006 has been derived from the audited consolidated financial statements of Conexant and its subsidiaries included in our Current Report on Form 8-K filed with the SEC on September 10, 2009, which is incorporated herein and in the accompanying prospectus by reference. The summary consolidated financial information for the nine fiscal months ended July 3, 2009 and June 27, 2008 and as of July 3, 2009 has been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2009, which is incorporated herein and in the accompanying prospectus by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” In August 2009, we completed the sale of certain assets related to our BBA business to Ikanos. The summary consolidated financial information for the three fiscal years ended October 3, 2008, September 28, 2007, and September 29, 2006 presented below has been recast from the financial statements included in our Annual Report on Form 10-K for the year ended October 3, 2008 to reflect the effects of the disposition of the BBA product line. The unaudited condensed consolidated balance sheets as of January 2, 2009 and April 3, 2009, and the unaudited condensed consolidated statements of operations, consolidated statements of stockholders’ equity and comprehensive loss, and cash flows for the three-month periods ended December 31, 2007, March 28, 2008, January 2, 2009, and April 3, 2009, and for the six-month periods ended March 28, 2008 and April 3, 2009, included in the Company’s quarterly report on Form 10-Q for the quarters ended January 2, 2009 and April 3, 2009, incorporated by reference herein and in the accompanying prospectus, have not been retrospectively adjusted to reflect the effects of the disposition of the BBA product line. If the interim financial statements referred to above were to be refiled, those financial statements would need to be recast to retrospectively reflect the effects of the disposition of the BBA product line for each of the quarters noted above.

The summary consolidated financial information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. Operating results for the nine months ended July 3, 2009 are not necessarily indicative of the operating results to be expected for the fiscal year ending October 2, 2009.

	Nine Fiscal Months Ended		Fiscal Year Ended
	July 3,	June 27,	October 3,	September 28,	September 29,
	2009	2008	2008	2007	2006
	(In thousands, except per share amounts)

Statement of Operations Data:
Net revenues	$152,272	$250,389	$331,504	$360,703	$485,571
Cost of goods sold(1)	64,409	103,089	137,251	161,972	223,809
Gain on cancellation of supply agreement(2)	—	—	—	—	(17,500)

Gross margin	87,863	147,300	194,253	198,731	279,262
Operating expenses:
Research and development(1)	38,783	43,368	58,439	91,885	101,274
Selling, general and administrative(1)	49,739	58,733	77,905	80,893	89,863
Amortization of intangible assets	2,547	2,269	3,652	9,555	18,450
Asset impairments(3)	—	—	277	221,965	85
Gain on sale of intellectual property	(12,858)	—	—	—	—
Special charges(4)	13,653	15,910	18,682	11,775	3,731

Total operating expenses	$91,864	$120,280	$158,955	$416,073	$213,403

	Nine Fiscal Months Ended		Fiscal Year Ended
	July 3,	June 27,	October 3,	September 28,	September 29,
	2009	2008	2008	2007	2006
	(In thousands, except per share amounts)

Operating (loss) income	$(4,001)	$27,020	$35,298	$(217,342)	$65,859
Interest expense	15,634	21,822	27,804	36,953	32,567
Other (income) expense, net	(3,455)	6,766	9,223	(36,505)	14,281

(Loss) income from continuing operations before income taxes and gain (loss) on equity method investments	(16,180)	(1,568)	(1,729)	(217,790)	19,011
Provision for income taxes	819	362	849	798	889

(Loss) income from continuing operations before gain (loss) on equity method investments	(16,999)	(1,930)	(2,578)	(218,588)	18,122
(Loss) gain on equity method investments	(2,166)	3,612	2,804	51,182	(8,164)

(Loss) income from continuing operations	(19,165)	1,682	226	(167,406)	9,958
Gain on sale of discontinued operations, net of tax(5)	—	—	6,268	—	—
Loss from discontinued operations, net of tax(1)(5)	(9,554)	(302,775)	(306,670)	(235,056)	(132,549)

Net loss	$(28,719)	$(301,093)	$(300,176)	$(402,462)	$(122,591)

(Loss) income per share from continuing operations — basic	$(0.39)	$0.03	$—	$(3.42)	$0.21

(Loss) income per share from continuing operations — diluted	$(0.39)	$0.03	$—	$(3.42)	$0.20

Loss per share from discontinued operations — basic	$(0.19)	$(6.14)	$(6.21)	$(4.80)	$(2.77)

Loss per share from discontinued operations — diluted	$(0.19)	$(6.11)	$(6.21)	$(4.80)	$(2.77)

Net loss per share — basic	$(0.58)	$(6.11)	$(6.08)	$(8.22)	$(2.56)

Net loss per share — diluted	$(0.58)	$(6.08)	$(6.08)	$(8.22)	$(2.56)

	As of July 3, 2009
			Pro Forma As
	Actual	As Adjusted(6)	Adjusted(7)

Balance Sheet Data:
Working capital(8)	$135,940	157,915	77,915
Total assets	399,998	421,973	341,973
Short-term debt	30,739	30,739	30,739
Long-term debt	391,400	391,400	311,400
Shareholders’ deficit	(161,992)	(140,017)	(140,017)

(1)	We adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” on October 1, 2005. As a result, stock-based compensation expense included within cost of goods sold, research and development expense, and selling, general and administrative expense in fiscal 2008, 2007 and 2006 is based on the fair value of all stock options, stock awards and employee stock purchase plan shares. Stock-based compensation expense for earlier periods is based on the intrinsic value of acquired or exchanged unvested stock options in business combinations, which is in accordance with previous accounting standards. Non-cash employee stock-based compensation expense included in our consolidated statements of operations was as follows (in thousands):

	Nine Fiscal Months Ended		Fiscal Year Ended
	July 3,	June 27,	October 3,	September 28,	September 29,
	2009	2008	2008	2007	2006

Cost of goods sold	$196	$310	$370	$426	$382
Research and development	746	2,024	2,725	6,157	9,249
Selling, general and administrative	3,410	7,854	9,185	7,271	19,312
Income (loss) from discontinued operations, net of tax	1,007	3,565	—	—	—

(2)	In fiscal 2006, Conexant and Jazz Semiconductor, Inc. (Jazz) terminated a wafer supply and services agreement. In lieu of credits towards future purchases of product from Jazz, we received additional shares of Jazz common stock and recorded a gain of $17.5 million.

(3)	In fiscal 2007, we recorded $184.7 million of goodwill impairment charges, $30.3 million of intangible impairment charges and $6.1 million of property, plant and equipment impairment charges associated with our Embedded Wireless Network product lines.

(4)	Special charges include the following related to the settlement of legal matters and restructuring charges (in thousands):

	Nine Fiscal Months Ended		Fiscal Year Ended
	July 3,	June 27,	October 3,	September 28,	September 29,
	2009	2008	2008	2007	2006

Legal settlements	$—	$—	$—	$1,497	$—
Restructuring charges	—	—	11,539	7,227	3,641

(5)	As a result of our decision to sell certain assets and liabilities of the BMP and BBA business units in fiscal 2008 and 2009, respectively, the results of the BMP and BBA business and the gain on sale of the BMP business are reported as discontinued operations for all periods presented.

(6)	Gives effect to the offering of 7,000,000 shares of our common stock by us at an assumed public offering price of $3.39 per share (the last reported sale price of our common stock on September 23, 2009 on the NASDAQ Global Select Market), less the estimated underwriting discount and offering expenses payable by us and the application of net proceeds as described under “Use of Proceeds” as if the offering had occurred on July 3, 2009.

(7)	Gives effect to this offering and the cash tender offer we have commenced to purchase at par up to $73.0 million of our floating rate senior secured notes and the agreement we have entered into to purchase at par another $7.0 million of these notes, assuming holders of the notes tender the maximum amount of $73.0 million principal of the notes and we repurchase the additional $7.0 million of notes. The tender offer is set to expire on September 24, 2009, and the repurchase of the additional $7.0 million of the notes must occur no later than the second business day after completion of the tender offer. If holders of the notes do not tender the maximum amount of $73.0 million principal of our floating rate senior secured notes or we fail to repurchase the additional $7.0 million of notes, our working capital, total assets and long-term debt would each increase by the amount not tendered or repurchased.

(8)	Working capital is defined as current assets minus current liabilities.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into this prospectus supplement and the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We face a risk that capital needed for our business and to repay our debt obligations will not be available when we need it.

At July 3, 2009, we had $141.4 million aggregate principal amount of floating rate senior secured notes outstanding due November 2010 and $250.0 million aggregate principal amount of convertible subordinated notes outstanding. We have commenced a tender offer for $73.0 million of our floating rate senior secured notes and entered into an agreement to purchase another $7.0 million of these notes, using proceeds from the sale of our BBA business and other completed transactions and available cash on hand. The tender offer is set to expire on September 24, 2009, and the repurchase of the additional $7.0 million of the floating rate senior secured notes must occur no later than the second business day after completion of the tender offer. The convertible notes are due in March 2026, but the holders may require us to repurchase, for cash, all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest.

We also have a $50.0 million credit facility with a bank, under which we had borrowed $30.7 million as of July 3, 2009. The term of this credit facility has been extended through November 27, 2009, and the facility remains subject to additional 364-day extensions at the discretion of the bank. However, as a smaller company after the sale of our BBA business, we may not be able to maintain a credit facility of this size on terms and conditions no less favorable than the ones currently available, or may not be able to extend the term of the facility at all.

Recent tightening of the credit markets and unfavorable economic conditions have led to a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets. In addition, if the economy or markets in which we operate continue to be subject to adverse economic conditions, our business, financial condition, cash flow and results of operations will be adversely affected. If the credit markets remain difficult to access or worsen or our performance is unfavorable due to economic conditions or for any other reasons, we may not be able to obtain sufficient capital to repay amounts due under (i) our credit facility expiring November 2009, (ii) our floating rate senior secured notes when they become due in November 2010 or earlier as a result of a mandatory offer to repurchase, and (iii) our convertible subordinated notes when they become due in March 2026 or earlier as a result of the notes’ mandatory repurchase requirements. The first mandatory repurchase date for our convertible subordinated notes is March 1, 2011. In the event we are unable to satisfy or refinance our debt obligations as the obligations are required to be paid, we will be required to consider strategic and other alternatives, including, among other things, the sale of assets to generate funds, the negotiation of revised terms of our indebtedness, and the exchange of new securities for existing indebtedness obligations. We have retained financial advisors to assist us in considering these strategic, restructuring or other alternatives. There is no assurance that we would be successful in completing any of these alternatives. Further, we may not be able to refinance any portion of this debt on favorable terms or at all. Our failure to satisfy or refinance any of our indebtedness obligations as they come due, including through an exchange of new securities for existing indebtedness obligations, would result in a cross default and potential acceleration of our remaining indebtedness obligations, would have a material adverse effect on our business, and could potentially force us to restructure our indebtedness through a filing under the U.S. Bankruptcy Code.

In addition, in the future, we may need to make strategic investments and acquisitions to help us grow our business, which may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

Our operating and financial flexibility is limited by the terms of our senior secured notes and our credit facility.

The terms of our credit facility and floating rate senior secured notes contain financial and other covenants that may limit our ability or prevent us from taking certain actions that we believe are in the best interests of our business and our stockholders. For example, our floating rate senior secured notes indenture contains covenants that restrict, subject to certain exceptions, the Company’s ability and the ability of our subsidiaries who are guarantors of the notes to: incur or guarantee additional indebtedness or issue certain redeemable or preferred stock; repurchase capital stock; pay dividends on or make other distributions in respect of our capital stock or make other restricted payments; make certain investments; create liens; redeem junior debt; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into certain types of transactions with affiliates; and enter into sale-leaseback transactions. The restrictions imposed by our credit facility or the indenture may prevent us from taking actions that could help to grow our business or increase the value of our securities.

Following the sale of our BBA business, we are a much smaller company and dependent on fewer product lines for our success.

We completed the sale of our BBA business and product lines on August 24, 2009. Following this sale, we are a much smaller company with a narrower, less diversified portfolio of products. This could cause our cash flow and growth prospects to be more volatile and make us more vulnerable to focused competition. As a smaller company, we will have less capital available for research and development and for strategic investments and acquisitions. We could also face greater challenges in satisfying or refinancing our debt obligations as they become due. In addition, we may not be able to appropriately restructure the supporting functions of the Company to fit the needs of a smaller company.

We are subject to the risks of doing business internationally.

For the fiscal quarters ended July 3, 2009 and June 27, 2008, net revenues from customers located outside of the United States (“U.S.”), primarily in the Asia-Pacific region, represented 99% and 97% of our total net revenues, respectively. For the nine fiscal months ended July 3, 2009 and June 27, 2008, net revenues from customers located outside of the U.S., primarily in the Asia-Pacific region, represented 97% and 97% of our total net revenues, respectively. In addition, a significant portion of our workforce and many of our key suppliers are located outside of the U.S. Our international operations consist of research and development, sales offices, and other general and administrative functions. Our international operations are subject to a number of risks inherent in operating abroad. These include, but are not limited to, risks regarding:

•	difficulty in obtaining distribution and support;

•	local economic and political conditions;

•	limitations on our ability under local laws to protect our intellectual property;

•	currency exchange rate fluctuations;

•	disruptions of commerce and capital or trading markets due to or related to terrorist activity, armed conflict, or natural disasters;

•	restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	changes in legal or regulatory requirements;

•	the laws and policies of the U.S. and other countries affecting trade, foreign investment and loans, and import or export licensing requirements; and

•	tax laws, including the cost of services provided and products sold between us and our subsidiaries which are subject to review by taxing authorities.

Approximately $23.0 million of our $123.4 million of cash and cash equivalents at July 3, 2009 was located in foreign countries where we conduct business, including approximately $17.5 million in India and $3.1 million in China. These amounts are not freely available for dividend repatriation to the U.S. without the imposition and payment, where applicable, of local taxes. Further, the repatriation of these funds is subject to compliance with applicable local government laws and regulations, and in some cases, requires governmental consent, including in India and China. Our inability to repatriate these funds quickly and without any required governmental consents may limit the resources available to us to fund our operations in the U.S. and other locations or to pay indebtedness.

In addition, U.S. President Barack Obama’s administration recently proposed significant changes to the U.S. international tax laws that would limit U.S. deductions for expenses related to unrepatriated foreign-source income and modify the U.S. foreign tax credit and “check-the-box” rules. We cannot determine whether these proposals will be enacted into law or what, if any, changes may be made to such proposals prior to their being enacted into law. If the U.S. tax laws change in a manner that increases our tax obligation, it could result in a material adverse impact on our net income and our financial position.

Further, because most of our international sales are currently denominated in U.S. dollars, our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. From time to time, we may enter into foreign currency forward exchange contracts to minimize risk of loss from currency exchange rate fluctuations for foreign currency commitments entered into in the ordinary course of business. We have not entered into foreign currency forward exchange contracts for other purposes. Our financial condition and results of operations could be affected (adversely or favorably) by currency fluctuations.

We also conduct a significant portion of our international sales through distributors. Sales to distributors and other resellers accounted for approximately 36% and 40% of our net revenues in the fiscal quarters ended July 3, 2009 and June 27, 2008, and 30% and 34% of our net revenues in the nine fiscal months ended July 3, 2009 and June 27, 2008, respectively. Our arrangements with these distributors are terminable at any time, and the loss of these arrangements could have an adverse effect on our operating results.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow and results of operations.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles (for semiconductors and for the end-user products in which they are used) and wide fluctuations in product supply and demand. Recent domestic and global economic conditions have presented unprecedented and challenging conditions reflecting continued concerns about the availability and cost of credit, the U.S. mortgage market, declining real estate values, increased energy costs, decreased consumer confidence and spending and added concerns fueled by the U.S. federal government’s interventions in the U.S. financial and credit markets. These conditions have contributed to instability in both U.S. and international capital and credit markets and diminished expectations for the U.S. and global economy. In addition, these conditions make it extremely difficult for our customers to accurately forecast and plan future business activities and could cause U.S. and foreign businesses to slow spending on our products, which could cause our sales to decrease or result in an extension of our sales cycles. Further, given the current unfavorable economic environment, our customers may have difficulties obtaining capital at adequate or historical levels to finance their ongoing business and operations, which could impair their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our days sales outstanding would be negatively impacted. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide or within our industry. If the economy or markets in which we operate continue to be subject to these adverse economic conditions, our business, financial condition, cash flow and results of operations will be adversely affected.

We are subject to intense competition.

The communications semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete worldwide with a number of U.S. and international semiconductor providers that are both larger and smaller than us in terms of resources and market share. We continually face significant competition in our markets. This competition results in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of expected growth opportunities, technological and public policy changes and relatively low barriers to entry in certain markets of the industry. Many of our competitors have certain advantages over us, such as significantly greater sales and marketing, manufacturing, distribution, technical, financial and other resources. In addition, many of our current and potential competitors have a stronger financial position, less indebtedness and greater financial resources than we do. These competitors may be able to devote greater financial resources to the development, promotion and sale of their products than we can. The advantages of our competitors may increase now that we have become a significantly smaller company following the sale of our BBA business.

We believe that the principal competitive factors for semiconductor suppliers in our addressed markets are:

•	time-to-market;

•	product quality, reliability and performance;

•	level of integration;

•	price and total system cost;

•	compliance with industry standards;

•	design and engineering capabilities;

•	strategic relationships with customers;

•	customer support;

•	new product innovation; and

•	access to manufacturing capacity.

In addition, the financial stability of suppliers is an important consideration in our customers’ purchasing decisions. Our relationship with existing and potential customers could be adversely affected if our customers perceive that we lack an appropriate level of financial liquidity or stability or if they think we are too small to do business with.

Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers’ purchasing decisions. Accordingly, it is possible that new competitors or alliances could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors.

We own or lease a significant amount of space in which we do not conduct operations and doing so exposes us to the financial risks of default by our tenants and subtenants and expenses related to carrying vacant property.

As a result of our various reorganization and restructuring related activities, we lease or own a number of domestic facilities in which we do not operate. At July 3, 2009, we had 554,000 square feet of vacant leased space and 456,000 square feet of owned space, of which approximately 88% was being sub-leased to third parties and 12% was vacant and offered for sublease. Included in these amounts are 389,000 square feet of owned space in Newport Beach that we have leased to Jazz Semiconductor, Inc. and 126,000 square feet of leased space in Newport Beach that we have sub-leased to Mindspeed Technologies, Inc. As of July 3, 2009, the aggregate amount owed to landlords under space we lease but do not operate over the remaining terms of the leases was approximately $106 million and, of this amount, subtenants had lease obligations to us in the aggregate amount of $29 million. The space we have subleased to others is, in some cases, at rates less than the amounts we are required to pay landlords and, of the aggregate obligations we had to landlords for unused space at July 3, 2009, approximately $33 million was attributable to space we were attempting to sublease. In the event one or more of our subtenants fails to make lease payments to us or otherwise defaults on their obligations to us, we could incur substantial unanticipated payment obligations to landlords. In addition, in the event tenants of space we own fail to make lease payments to us or otherwise default on their obligations to us, we could be required to seek new tenants and we cannot assure that our efforts to do so would be successful or that the rates at which we could do so would be attractive. In the event our estimates regarding our ability to sublet our available space are incorrect, we would be required to adjust our restructuring reserves which could have a material impact on our financial results in the future.

Our revenues, cash flow from operations and results of operations have fluctuated in the past and may fluctuate in the future, particularly given adverse domestic and global economic conditions.

Our revenues, cash flow and results of operations have fluctuated in the past and may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	adverse economic conditions, including the unavailability or high cost of credit to our customers;

•	the inability of our customers to forecast demand based on adverse economic conditions;

•	seasonal customer demand;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	changes in the mix of products we develop and sell;

•	fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	intellectual property disputes; and

•	the effect of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these as well as other factors could materially adversely affect our business, financial condition, cash flow and results of operations.

We have recently incurred substantial losses and may incur additional future losses.

Our loss from continuing operations for the nine fiscal months ended July 3, 2009 was $19.2 million. Our income (loss) from continuing operations for fiscal 2008, 2007 and 2006 was $0.2 million, $(167.4) million, and $10.0 million, respectively. These results have had a negative impact on our financial condition and operating cash flows. Our primary sources of liquidity include borrowing under our credit facility, which will expire in November 2009 unless extended at the lender’s discretion, and available cash and cash equivalents. We believe that our existing sources of liquidity, together with cash expected to be generated from product sales, will be sufficient to fund our operations, research and development, anticipated capital expenditures and working capital for at least the next twelve months. However, we cannot provide any assurance that our business will become profitable or that we will not incur additional substantial losses in the future. Additional operating losses or lower than expected product sales will adversely affect our cash flow and financial condition and could impair our ability to satisfy our indebtedness obligations as such obligations come due.

Our ability to use our net operating losses (“NOLs”) and other tax attributes to offset future taxable income could be limited by an ownership change and/or decisions by California and other states to suspend the use of NOLs.

We have significant NOLs, research and development (“R&D”) tax credits, capitalized R&D and amortizable goodwill available to offset our future U.S. federal and state taxable income. Our ability to utilize these NOLs and other tax attributes may be subject to significant limitations under Section 382 of the Internal Revenue Code (and applicable state law) if we undergo an ownership change, including as a result of this offering or in combination with future offerings, any issuance of our common stock in connection with or as part of an exchange offer for our debt securities or any other issuance of our common stock or ownership change. An ownership change occurs for purposes of Section 382 of the Internal Revenue Code if, among other things, 5% stockholders (i.e., stockholders who own or have owned 5% or more of our stock (with certain groups of less-than-5% stockholders treated as single stockholders for this purpose)) increase their aggregate percentage ownership of our stock by more than fifty percentage points above the lowest percentage of the stock owned by these stockholders at any time during the relevant testing period. Stock ownership for purposes of Section 382 of the Code is determined under a complex set of attribution rules, so that a person is treated as owning stock directly, indirectly (i.e., through certain entities) and constructively (through certain related persons and certain unrelated persons acting as a group). In the event of an ownership change, Section 382 imposes an annual limitation (based upon our value at the time of the ownership change, as determined under Section 382 of the Code) on the amount of taxable income a corporation may offset with NOLs. If we undergo an ownership change, Section 382 would also limit our ability to use R&D tax credits. In addition, if the tax basis of our assets exceeded the fair market value of our assets at the time of the ownership change, Section 382 could also limit our ability to use amortization of capitalized R&D and goodwill to offset taxable income for the first five years following an ownership change. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOLs. As a result, our inability to utilize these NOLs, credits or amortization as a result of any ownership changes, could adversely impact our operating results and financial condition.

In addition, California and certain states have suspended use of NOLs for certain taxable years, and other states are considering similar measures. As a result, we may incur higher state income tax expense in the future. Depending on our future tax position, continued suspension of our ability to use NOLs in states in which we are subject to income tax could have an adverse impact on our operating results and financial condition.

Our success depends on our ability to timely develop competitive new products and reduce costs.

Our operating results depend largely on our ability to introduce new and enhanced semiconductor products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others, our ability to:

•	anticipate customer and market requirements and changes in technology and industry standards;

•	accurately define new products;

•	complete development of new products and bring our products to market on a timely basis;

•	differentiate our products from offerings of our competitors;

•	achieve overall market acceptance of our products; and

•	coordinate product development efforts between and among our sites, particularly in India and China, to manage the development of products at remote geographic locations.

We may not have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products, and our recent reductions in our R&D headcount and other cost savings initiatives could further hinder our ability to invest in research and development. We cannot assure you that we will be able to develop and introduce new or enhanced products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance, or that we will be able to anticipate new industry standards and technological changes. The complexity of our products may lead to errors, defects and bugs which could subject us to significant costs or damages and adversely affect market acceptance of our products. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

In addition, prices of established products may decline, sometimes significantly and rapidly, over time. We believe that in order to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time that we develop and introduce new or enhanced products. We cannot assure you that we will be successful and as a result our gross margins may decline in future periods.

We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial condition and results of operations.

At July 3, 2009, we had $110.1 million of goodwill and $6.3 million of intangible assets, net, which together represented approximately 29% of our total assets. In periods subsequent to an acquisition, at least on an annual basis or when indicators of impairment exist, we must evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. If our market capitalization drops below our book value for a prolonged period of time, if our assumptions regarding our future operating performance change or if other indicators of impairment are present, we may be required to write-down the value of our goodwill and acquisition-related intangible assets by taking a non-cash charge against earnings.

In fiscal 2007, we recorded $184.7 million of goodwill impairment charges, $30.3 million of intangible impairment charges and $6.1 million of property, plant and equipment impairment charges associated with our Embedded Wireless Network product lines. Our remaining goodwill is associated with our Imaging and PC Media (“IPM”) business unit. Overall financial performance declines in the first quarter of fiscal 2009 resulted in us performing an interim test for goodwill impairment related to our IPM business unit. We determined that, despite declines in the IPM business unit of 21%, performance levels remained sufficient to support the IPM related goodwill. During the third fiscal quarter of 2009, we determined that based on then-current IPM business forecasts there were no indicators of impairment and therefore no interim goodwill impairment analysis was necessary for that period. Because of the significance of our remaining goodwill and intangible asset balances, any future impairment of these assets could have a material adverse effect on our financial condition and results of operations, although, as a non-cash charge, it would have no effect on our cash flow. Significant impairments may also impact shareholders’ equity.

The loss of a key customer could seriously impact our revenue levels and harm our business. In addition, if we are unable to continue to sell existing and new products to our key customers in significant quantities or to attract new significant customers, our future operating results could be adversely affected.

We have derived a substantial portion of our past revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations.

Sales to our twenty largest customers, including distributors, represented approximately 85% and 93% of our net revenues in the fiscal quarters ended July 3, 2009 and June 27, 2008, respectively. For the nine fiscal months ended July 3, 2009 and June 27, 2008, sales to our twenty largest customers, including distributors, represented approximately 76% and 84% of our net revenues. For the fiscal quarters ended July 3, 2009 and June 27, 2008, one distributor accounted for 22% and 29% of our net revenues, respectively. For the nine fiscal months ended July 3, 2009 and June 27, 2008, one distributor accounted for 20% and 23% of our net revenues, respectively. We expect that our largest customers will continue to account for a substantial portion of our net revenue in future periods. The identities of our largest customers and their respective contributions to our net revenue have varied and will likely continue to vary from period to period. We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:

•	most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty;

•	our agreements with our customers typically do not require them to purchase a minimum quantity of our products;

•	many of our customers have pre-existing or concurrent relationships with our current or potential competitors that may affect the customers’ decisions to purchase our products;

•	our customers face intense competition from other manufacturers that do not use our products;

•	some of our customers offer or may offer products that compete with our products;

•	some of our customers’ liquidity may be negatively affected by the recent domestic and global credit crisis;

•	our customers’ perceptions of our liquidity and viability may have a negative impact on their decisions to incorporate our products into their own products; and

•	our smaller size after selling our BBA business, our cost-savings efforts and any future liquidity constraints may limit our ability to develop and deliver new products to customers.

In addition, our longstanding relationships with some larger customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.

Further, our product portfolio consists predominantly of semiconductor solutions for the communications, PC, and consumer markets. Recent unfavorable domestic and global economic conditions have had an adverse impact on demand in these end-user markets by reducing overall consumer spending or shifting consumer spending to products other than those made by our customers. Continued reduced sales by our customers in these end-markets will adversely impact demand by our customers for our products and could also slow new product introductions by our customers and by us. Lower net sales of our products would have an adverse effect on our revenue, cash flow and results of operations.

We may not be able to keep abreast of the rapid technological changes in our markets.

The demand for our products can change quickly and in ways we may not anticipate because our markets generally exhibit the following characteristics:

•	rapid technological developments;

•	rapid changes in customer requirements;

•	frequent new product introductions and enhancements;

•	short product life cycles with declining prices over the life cycle of the products; and

•	evolving industry standards.

For example, a portion of our analog modem business that is bundled into PCs is becoming debundled as broadband communications become more ubiquitous. Several of our PC OEM customers have indicated that the trend toward debundling may become more significant, which may have an adverse effect on both our revenues and profitability. Further, our products could become obsolete sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products. Furthermore, as a smaller company following the sale of our BBA business, we might not be able to fund sufficient research and development to keep up with technological developments.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and loss of our ability to use, make, sell, export or import our products or one or more components comprising our products.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their patents and technology. Any litigation to determine the validity of claims that our products infringe or may infringe these rights, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We cannot assure you that we would prevail in litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. We have incurred substantial expense settling certain intellectual property litigation in the past, such as our $70.0 million charge in fiscal 2006 related to the settlement of our patent infringement litigation with Texas Instruments Incorporated. If litigation results in an adverse ruling we could be required to:

•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products, processes or technologies;

•	discontinue the use of infringing technology;

•	expend significant resources to develop non-infringing technology, which we may not be successful in developing; or

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all.

If OEMs of communications electronics products do not design our products into their equipment, we will be unable to sell those products. Moreover, a design win from a customer does not guarantee future sales to that customer.

Our products are components of other products. As a result, we rely on OEMs of communications electronics products to select our products from among alternative offerings to be designed into their equipment. We may be unable to achieve these “design wins.” Without design wins from OEMs, we would be unable to sell our products. Once an OEM designs another supplier’s semiconductors into one of its product platforms, it will be more difficult for us to achieve future design wins with that OEM’s product platform because changing suppliers involves significant cost, time, effort and risk. Achieving a design win with a customer does not ensure that we will receive significant revenues from that customer and we may be unable to convert design wins into actual sales. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to stop using our products if, for example, it or its own products are not commercially successful.

Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products.

Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. The lengthy period of time required also increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate sales to that customer. Thus, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans. As a smaller company following the sale of our BBA business, exposure to lengthy sales cycles may increase the volatility of our revenue stream and common stock price.

Uncertainties involving the ordering and shipment of our products could adversely affect our business.

Our sales are typically made pursuant to individual purchase orders and we generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders until 30 days prior to shipment. In addition, we sell a portion of our products through distributors and other resellers, some of whom have a right to return unsold products to us. Sales to distributors and other resellers accounted for approximately 36% and 40% of our net revenues in the fiscal quarters ended July 3, 2009 and June 27, 2008, respectively, and 30% and 34% in the nine fiscal months ended July 3, 2009 and June 27, 2008, respectively. Our distributors may offer products of several different suppliers, including products that may be competitive with ours. Accordingly, there is a risk that the distributors may give priority to other suppliers’ products and may not sell our products as quickly as forecasted, which may impact the distributors’ future order levels. We routinely purchase inventory based on estimates of end-market demand for our customers’ products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors and other resellers or contract manufacturers, or both, as our forecasts of demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory, which could result in write-downs of inventory.

We are dependent upon third parties for the manufacture, assembly and test of our products.

We are entirely dependent upon outside wafer fabrication facilities (known as foundries or fabs). Therefore, our revenue growth is dependent on our ability to obtain sufficient external manufacturing capacity, including wafer fabrication capacity. If the semiconductor industry experiences a shortage of wafer fabrication capacity in the future, we risk experiencing delays in access to key process technologies, production or shipments and increased manufacturing costs. Moreover, our foundry partners often require significant amounts of financing in order to build or expand wafer fabrication facilities. However, current unfavorable economic conditions have also resulted in a tightening in the credit markets, decreased the level of liquidity in many financial markets and resulted in significant volatility in the credit and equity markets. These conditions may make it difficult for foundries to obtain adequate or historical levels of capital to finance the building or expansion of their wafer fabrication facilities, which would have an adverse impact on their production capacity and could in turn negatively impact our wafer output. In addition, certain of our suppliers have required that we keep in place standby letters of credit for all or part of the products we order. Such requirement, or a requirement that we shorten our payment cycle times in the future, may negatively impact our liquidity and cash position, or may not be available to us due to our then current liquidity or cash position, and would have a negative impact on our ability to produce and deliver products to our customers on a timely basis.

The foundries we use may allocate their limited capacity to fulfill the production requirements of other customers that are larger and better financed than us. If we choose to use a new foundry, it typically takes several months to redesign our products for the process technology and intellectual property cores of the new foundry and to complete the qualification process before we can begin shipping products from the new foundry.

We are also dependent upon third parties for the assembly and testing of our products. Our reliance on others to assemble and test our products subjects us to many of the same risks that we have with respect to our reliance on outside wafer fabrication facilities.

Wafer fabrication processes are subject to obsolescence, and foundries may discontinue a wafer fabrication process used for certain of our products. In such event, we generally offer our customers a “last time buy”

program to satisfy their anticipated requirements for our products. The unanticipated discontinuation of wafer fabrication processes on which we rely may adversely affect our revenues and our customer relationships.

In the event of a disruption of the operations of one or more of our suppliers, we may not have a second manufacturing source immediately available. Such an event could cause significant delays in shipments until we could shift the products from an affected facility or supplier to another facility or supplier. The manufacturing processes we rely on are specialized and are available from a limited number of suppliers. Alternate sources of manufacturing capacity, particularly wafer fabrication capacity, may not be available to us on a timely basis. Even if alternate wafer fabrication capacity is available, we may not be able to obtain it on favorable terms, or at all. All such delays or disruptions could impair our ability to meet our customers’ requirements and have a material adverse effect on our operating results.

In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries from time to time to experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers’ demands for our products on a timely basis and may adversely affect our cost of goods sold and our results of operations.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins to our competitors.

To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify the manufacturing processes for our products and to redesign some products, as well as standard cells and other integrated circuit designs that we may use in multiple products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones. If our foundries or we experience significant delays in this transition or fail to implement this transition efficiently, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could negatively affect our relationships with our customers and result in the loss of design wins to our competitors, which in turn would adversely affect our results of operations. As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all. Moreover, even if we are able to achieve higher levels of design integration, such integration may have a short-term adverse impact on our operating results, as we may reduce our revenue by integrating the functionality of multiple chips into a single chip.

If we are not successful in protecting our intellectual property rights, it may harm our ability to compete.

We use a significant amount of intellectual property in our business. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. At times, we incorporate the intellectual property of our customers into our designs, and we have obligations with respect to the non-use and non-disclosure of their intellectual property. In the past, we have engaged in litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We may engage in future litigation on similar grounds, which may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. We cannot assure you that:

•	the steps we take to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers will be successful;

•	any existing or future patents will not be challenged, invalidated or circumvented; or

•	any of the measures described above would provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain countries.

Our success depends, in part, on our ability to effect suitable investments, alliances, acquisitions and where appropriate, divestitures and restructurings.

Although we invest significant resources in research and development activities, the complexity and speed of technological changes make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we review investment, alliance and acquisition prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.

Moreover, if we consummate such transactions, they could result in:

•	large initial one-time write-offs of in-process research and development;

•	the incurrence of substantial debt and assumption of unknown liabilities;

•	the potential loss of key employees from the acquired company;

•	amortization expenses related to intangible assets; and

•	the diversion of management’s attention from other business concerns.

Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources and our relationships with employees and customers, and ultimately may not be successful. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our product lines and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with acquisitions and the integration of multiple operations could have an adverse effect on our business, results of operations or financial condition.

Moreover, in the event that we have unprofitable operations or product lines we may be forced to restructure or divest such operations or product lines. There is no guarantee that we will be able to restructure or divest such operations or product lines on a timely basis or at a value that will avoid further losses or that will successfully mitigate the negative impact on our overall operations or financial results.

We are required to use proceeds of certain asset dispositions to offer to repurchase our floating rate senior secured notes due November 2010 if we do not use the proceeds within 360 days to invest in assets (other than current assets), and this requirement limits our ability to use asset sale proceeds to fund our operations.

At July 3, 2009, we had $141.4 million aggregate principal amount of floating rate senior secured notes outstanding. We are required to repurchase, for cash, notes at a price of 100% of the principal amount, plus any accrued and unpaid interest, with the net proceeds of certain asset dispositions if such proceeds are not used within 360 days to invest in assets (other than current assets) related to our business. The sale of our BMP business in August 2008 qualified as an asset disposition requiring us to make offers to repurchase a portion of the notes no later than 361 days following the respective asset dispositions. In September 2008, we completed a tender offer for $80 million of the senior secured notes. In August 2009, we sold our BBA product lines to Ikanos for approximately $54 million. Because we do not intend to invest the proceeds from the sale of our BBA product lines in assets related to our business within 360 days from the sale, we have recently made an offer to repurchase up to $73.0 million of our floating rate senior secured notes.

We may not be able to attract and retain qualified management, technical and other personnel necessary for the design, development and sale of our products. Our success could be negatively affected if key personnel leave.

Our future success depends on our ability to attract and to retain the continued service and availability of skilled personnel at all levels of our business. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel can be intense. While we have entered into employment agreements with some of our key personnel, we cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development and sale of our products.

Litigation could be costly and harmful to our business.

We are involved in various claims and lawsuits from time to time. For example, in February 2005, certain of our current and former officers and our Employee Benefits Plan Committee were named as defendants in a purported breach of fiduciary duties class action lawsuit that we recently settled for $3.25 million. Any of these claims or legal actions could adversely affect our business, financial position and results of operations and divert management’s attention and resources from other matters.

We currently operate under tax holidays and favorable tax incentives in certain foreign jurisdictions.

While we believe we qualify for these incentives that reduce our income taxes and operating costs, the incentives require us to meet specified criteria which are subject to audit and review. We cannot assure that we will continue to meet such criteria and enjoy such tax holidays and incentives. If any of our tax holidays or incentives are terminated, our results of operations may be materially and adversely affected.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly.

The price of our common stock is volatile and may fluctuate significantly. For example, since September 1, 2008, the price of our stock has ranged from a high of $6.13 per share to a low of $0.26 per share. There can be no assurance as to the prices at which our common stock will trade or that an active trading market in our common stock will be sustained in the future. In addition to the matters discussed in other risk factors included herein, in the accompanying prospectus and the information incorporated by reference herein or therein, some of the reasons for fluctuations in our stock price could include:

•	our operating and financial performance and prospects;

•	our ability to repay or restructure our debt;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	investor perception of us as a going concern and of our ability to operate successfully as a company with a smaller cash flow and with significant debt obligations;

•	the level of research coverage of our common stock;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial, domestic, international, economic and other market conditions;

•	proposed acquisitions by us or our competitors;

•	the hiring or departure of key personnel; and

•	adverse judgments or settlements obligating us to pay damages.

In addition, public stock markets have experienced, and may in the future experience, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

If we fail to continue to meet all applicable continued listing requirements of The NASDAQ Global Select Market and NASDAQ determines to delist our common stock, the market liquidity and market price of our common stock could decline.

Our common stock is listed on the NASDAQ Global Select Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements. For example, NASDAQ rules require that we maintain a minimum bid price of $1.00 per share for our common stock. Our common stock has in the past fallen below this minimum bid price requirement and it may do so again in the future. If our stock price falls below $1.00 or if we fail to meet other requirements for continued listing on the NASDAQ Global Select Market, our common stock could be delisted from The NASDAQ Global Select Market if we are unable to cure the events of noncompliance in a timely or effective manner. If our common stock were threatened with delisting from The NASDAQ Global Select Market, we may, depending on the circumstances, seek to extend the period for regaining compliance with NASDAQ listing requirements by moving our common stock to the NASDAQ Capital Market. For example, if appropriate, we may request, as we have done in the past, approval by our stockholders to implement a reverse stock split in order to regain compliance with NASDAQ’s minimum bid price requirement. If our common stock is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink OTC Markets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. In addition, the delisting of our common stock could give the holders of our convertible subordinated notes a right to cause us to repurchase their notes and it could result in a default under the terms and conditions of our floating rate senior secured notes as well as our convertible subordinated notes.

Anti-takeover provisions in our organizational documents and Delaware law could make it more difficult for a third party to acquire control of us.

Our restated certificate of incorporation and our bylaws, each as amended, contain several provisions that would make it more difficult for a third party to acquire control of us, including:

•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal certain provisions of our restated certificate of incorporation or our bylaws;

•	a prohibition on stockholder action by written consent;

•	a requirement that stockholders provide advance notice of any stockholder nominations of directors at any meeting of stockholders or any proposal of new business to be considered at an annual meeting of stockholders;

•	the inability of our stockholders to call a special meeting and a requirement that the only business to be conducted at a special meeting will be the business brought before the meeting pursuant to the Company’s notice of meeting;

•	the exclusive authority of the board of directors to fill vacancies on the board of directors;

•	the ability of our board of directors to issue shares of our preferred stock in one or more series without further authorization of our stockholders; and

•	a fair price provision.

In addition to the provisions in our restated certificate of incorporation and our bylaws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless either the business combination or the transaction that results in the stockholder becoming an interested stockholder is approved in a prescribed manner. These provisions may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.

We do not intend to pay cash dividends on our common stock.

We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future. In addition, we are currently prohibited from paying cash dividends under our floating rate senior secured notes indenture. Therefore, stockholders will have to rely on appreciation in our stock price, if any, in order to achieve a gain on an investment. There is no guarantee that our stock will appreciate in value after the offering or even maintain the price at which you purchased your shares.

There could be a negative effect on the price of our common stock if we issue equity securities in connection with a restructuring of any or all of our floating rate senior secured notes or our convertible subordinated notes.

If we decide to issue any equity securities in connection with a restructuring of our floating rate senior secured notes or our convertible subordinated notes, there could be a substantial dilutive effect on our common stock and an adverse effect on the price of our common stock. See also “— Risks Related to this Offering — You will experience immediate dilution in the book value per share of the common stock you purchase.”

Risks Related to this Offering

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds of this offering for general corporate purposes, including, but not limited to, repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and acquisitions. Our management will have broad discretion as to the application of these net proceeds. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds and our management could spend the net proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value (deficiency) per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of 7,000,000 shares of common stock in this offering, and based on an assumed public offering price of $3.39 per share, which was the last reported sale price of our common stock on September 23, 2009, in this offering and a negative tangible book value per share of our common stock of $(5.58) as of July 3, 2009, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $7.90 per share in the net tangible book value of the common stock. If the underwriter exercises its over-allotment option, you will experience additional dilution. See “Dilution” on page S-27 for a more detailed discussion of the dilution you will incur in connection with this offering.

In addition, although we have agreed not to offer, sell, pledge or otherwise dispose of shares of our capital stock for a period of 90 days following the date of this prospectus supplement, the underwriters have granted us an exception that will permit us to issue, sell or otherwise dispose of shares of our common stock from time to time following 30 days after the date of this prospectus supplement in exchange for up to $20.0 million aggregate principal amount of our convertible subordinated notes. As stated above, if we decide to issue any common stock in connection with a restructuring of our convertible subordinated notes, there could be a substantial dilutive effect on our common stock and an adverse effect on the price of our common stock.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like, the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	our beliefs, subject to the qualifications expressed, regarding the sufficiency of our existing sources of liquidity and cash to fund our operations, research and development, anticipated capital expenditures and our working capital needs for at least the next 12 months and whether we will be able to repatriate cash from our foreign operations on a timely and cost effective basis;

•	our belief that we will be able to sustain the recoverability of our goodwill, intangible and tangible long-term assets;

•	expectations that we will have sufficient capital to repay our indebtedness as it becomes due;

•	expectations that we will be able to continue to meet NASDAQ listing requirements;

•	expectations regarding the market share of our products, growth in the markets we serve and our market opportunities;

•	expectations regarding price and product competition;

•	continued demand and future growth in demand for our products in the communications, PC and consumer markets we serve;

•	our plans and expectations regarding the transition of our semiconductor products to smaller line width geometries;

•	our product development plans;

•	our expectation that our largest customers will continue to account for a substantial portion of our revenue;

•	expectations regarding our contractual obligations and commitments;

•	our expectation that we will be able to protect our products and services with proprietary technology and intellectual property protection;

•	our expectation that we will be able to meet our lease obligations (and other financial commitments); and

•	our expectation that we will be able to continue to rely on third party manufacturers to manufacture, assemble and test our products to meet our customers’ demands.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in the “Risk Factors” section and in other sections of this prospectus supplement and in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” our subsequent Quarterly

Reports on Form 10-Q and our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Use of Proceeds

We expect to receive net proceeds of approximately $22.0 million from the sale of 7,000,000 shares of our common stock in this offering, or approximately $25.3 million if the underwriter exercises its over-allotment option in full, based on an assumed public offering price of $3.39 per share, which was the last reported sale price of our common stock on September 23, 2009, and after deducting the estimated underwriting discount and offering expenses payable by us. A $1.00 increase or decrease in the assumed public offering price of $3.39 per share would increase or decrease the net proceeds to us from this offering by $6.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this preliminary prospectus supplement, remains the same. We may also increase or decrease the number of shares we are offering. An increase of 100,000 shares in the number of shares offered by us, to a total of 7,100,000 shares, would increase the estimated net proceeds to us from this offering by approximately $0.3 million. Similarly, a decrease of 100,000 shares in the number of shares offered by us, to a total of 6,900,000 shares, would decrease the estimated net proceeds to us from this offering by approximately $0.3 million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital.

We intend to use the net proceeds of this offering for general corporate purposes, including, but not limited to, repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and acquisitions. We have not yet determined the amounts we plan to spend on any of these areas or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.

Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term investment grade securities.

Capitalization

The following table sets forth our cash and cash equivalents and our total capitalization as of July 3, 2009:

•	on an actual basis;

•	on an adjusted basis to give effect to the sale of 7,000,000 shares of common stock by us in this offering at an assumed public offering price of $3.39 per share, which was the last reported sale price of our common stock on September 23, 2009, after deducting the estimated underwriting discount and offering expenses payable by us; and

•	on a pro forma as adjusted basis to give effect to this offering and the cash tender offer we have commenced to purchase at par up to $73.0 million of our floating rate senior secured notes and the agreement we have entered into to purchase at par another $7.0 million of these notes, assuming holders of the notes tender the maximum amount of $73.0 million principal of the notes and we repurchase the additional $7.0 million of notes. The tender offer is set to expire on September 24, 2009, and the repurchase of the additional $7.0 million of the notes must occur no later than the second business day after completion of the tender offer. If holders of the notes do not tender the maximum amount of $73.0 million principal of our floating rate senior secured notes or we fail to repurchase the additional $7.0 million of notes, our cash and cash equivalents, floating rate senior secured notes due November 2010, total indebtedness and total capitalization would each increase by the amount not tendered or repurchased.

The information in the table below should be read in conjunction with “Summary Consolidated Financial Information,” “Use of Proceeds” and our consolidated financial statements and related information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At July 3, 2009
			Pro Forma As
	Actual	As Adjusted	Adjusted
	(In thousands, except for share and
	par value amounts)

Cash and cash equivalents	$123,394	$145,369	$65,369

Indebtedness:
Current portion of long-term indebtedness	$—	$—	$—
Floating rate senior secured notes due November 2010	141,400	141,400	61,400
4.00% convertible subordinated notes due March 2026	250,000	250,000	250,000

Total indebtedness	391,400	391,400	311,400

Shareholders’ deficit:
Preferred and junior preferred stock, 25,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 49,912,788 shares issued and outstanding before the offering, 56,912,788 shares issued and outstanding after the offering	500	570	570
Additional paid in capital	4,749,152	4,771,057	4,771,057
Accumulated deficit	(4,907,923)	(4,907,923)	(4,907,923)
Accumulated other comprehensive loss	(3,676)	(3,676)	(3,676)
Shareholder notes receivable	(45)	(45)	(45)

Total shareholders’ deficit	(161,992)	(140,017)	(140,017)

Total capitalization	$229,408	$251,383	$171,383

Dilution

The net tangible book value (deficiency) of our common stock on July 3, 2009 was $(278.4) million, or $(5.58) per share of common stock. Net tangible book value (deficiency) per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $116.4 million, and dividing this amount by the number of shares of our common stock outstanding on July 3, 2009.

After giving effect to the sale by us of 7,000,000 shares of common stock in this offering at an assumed public offering price of $3.39 per share, which was the last reported sale price of our common stock on September 23, 2009, after deducting the estimated underwriting discount and offering expenses payable by us, our adjusted net tangible book value (deficiency) as of July 3, 2009 would have been $(256.4) million, or $(4.51) per share of our common stock. This represents an immediate increase in net tangible book value of $1.07 per share to our existing stockholders and an immediate decrease in the net tangible book value of $7.90 per share to new investors. Dilution in the net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per common share		$3.39
Net tangible book value (deficiency) per common share as of July 3, 2009	$(5.58)
Increase per share attributable to this offering	1.07

Net tangible book value per common share after giving effect to this offering		(4.51)

Dilution per common share to new investors		$7.90

A $1.00 increase or decrease in the assumed public offering price of $3.39 per share would increase or decrease our net tangible book value (deficiency) per share after this offering by $0.12 per share and the dilution per share to new investors in this offering by $0.88 per share, assuming that the number of shares offered by us, as set forth on the cover page of this preliminary prospectus supplement, remains the same. We may also increase or decrease the number of shares we are offering. An increase of 100,000 shares in the number of shares offered by us, to a total of 7,100,000 shares, would increase our net tangible book value (deficiency) per share after this offering by $0.01 per share, and decrease the dilution per share to new investors in this offering by $0.01 per share. Similarly, a decrease of 100,000 shares in the number of shares offered by us, to a total of 6,900,000 shares, would decrease our net tangible book value (deficiency) per share after this offering by $0.01 per share and increase the dilution per share to new investors in this offering by $0.01 per share.

If the underwriter exercises its over-allotment option to purchase additional shares in full in this offering at an assumed public offering price of $3.39 per share, which was the last reported sale price of our common stock on September 23, 2009, the adjusted net tangible book value (deficiency) as of July 3, 2009 after giving effect to this offering would increase to $1.21 per share, and dilution per share to new investors in this offering would be $7.76 per share.

Underwriting

We have entered into an underwriting agreement with Oppenheimer & Co. Inc.

The underwriter has agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below), if any are purchased.

The shares should be ready for delivery on or about September   , 2009 against payment in immediately available funds. The underwriter is offering the shares subject to various conditions and may reject all or part of any order. The underwriter has advised us that it proposes to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $      per share. The underwriter may also allow, and such dealers may reallow, a concession not in excess of $      per share to other dealers. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriter to purchase a maximum of 1,050,000 additional shares from us to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be $      and the total proceeds to us will be $     .

The following table provides information regarding the amount of the discount to be paid to the underwriter by us:

		Total Without Exercise of	Total With Full Exercise of
	Per Share	Over-Allotment Option	Over-Allotment Option

Oppenheimer & Co. Inc.	$	$	$

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $450,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

We and our executive officers and directors have agreed to a 90-day “lock up” with respect to shares of capital stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc. The underwriters have granted us an exception that will permit us to issue, sell or otherwise dispose of shares of our common stock from time to time following 30 days after the date of this prospectus supplement in exchange for up to $20.0 million aggregate principal amount of our convertible subordinated notes.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriter may engage in the following activities in accordance with the rules:

•	Stabilizing transactions — The underwriter may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions — The underwriter may sell more shares of our common stock in connection with this offering than the number of shares that it has committed to purchase. This over-allotment creates a short position for the underwriter. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional shares in this offering described above. The underwriter may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how it will close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which it may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids — If the underwriter purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the selling group members who sold those shares as part of this offering.

•	Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NASDAQ Global Select Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriter may in the future provide us and our affiliates with investment banking and financial advisory services for which it may in the future receive customary fees.

Electronic Delivery of Preliminary Prospectus Supplement:  A prospectus supplement in electronic format may be delivered to potential investors by the underwriter participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such preliminary prospectus supplement. Other than the prospectus supplement in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part.

Notice to Non-US Investors

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

The underwriter has undertaken not to offer, sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.

No regulatory consent or approval has been sought in respect of the offering in Jersey and it must be distinctly understood that the Jersey Financial Services Commission is not responsible for the financial soundness of the issuer or the correctness of any statements made or opinions expressed in connection with the issuer. The offer of shares is personal to the person to whom this prospectus supplement is being delivered, and an application for the shares will only be accepted from such person. This prospectus supplement is being issued to persons in Jersey in reliance on the Financial Services (Investment Business (Overseas Persons — Exemption)) (Jersey) Order 2001 and accordingly the provisions of the Financial Services (Jersey) Law 1998 do not apply to Oppenheimer & Co. Inc. or any other persons who, in connection with this offer, are dealing with or carrying on other specified investment business with persons in Jersey.

This prospectus supplement relates to a private placement and does not constitute an offer to the public in Guernsey to subscribe for the shares offered hereby. No regulatory consent or approval has been sought in respect of the offering in Guernsey and it must be distinctly understood that the Guernsey Financial Services Commission is not responsible for the financial soundness of the issuer or the correctness of any statements made or opinions expressed in connection with the issuer. The offer of shares is personal to the person to whom this prospectus supplement is being delivered, and an application for the shares will only be accepted from such person. The offering is only being promoted in or from within Guernsey to persons licensed under the Protection of Investors (Bailiwick of Guernsey) Law, 1987 (as amended), the Insurance Business (Guernsey) Law, 1986 (as amended), the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsey) Law, 2000.

Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2° -or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998, as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

The shares offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP. Pillsbury Winthrop Shaw Pittman LLP is acting as counsel to the underwriters in connection with certain legal matters relating to the shares of common stock offered hereby.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K/A for the year ended October 3, 2008, the effectiveness of Conexant Systems, Inc.’s internal control over financial reporting, and the revised presentation of the consolidated financial statements and the related financial statement schedule, incorporated into this prospectus supplement by reference from the Company’s Current Report on Form 8-K filed with the SEC on September 10, 2009 (which report expresses an unqualified opinion dated November 25, 2008 (September 9, 2009 as to the effects of the disposition of the Broadband Access product line as described in Note 17 of the Notes to the Consolidated Financial Statement) on the financial statements and financial statement schedules), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. Statements relating to such documents are qualified in all aspects by such reference. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the Public Reference Room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at http://www.conexant.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement or the accompanying prospectus.

Incorporation of Certain Documents by Reference

The SEC and applicable law permits us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we have or may in the future file with the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus supplement and the accompanying prospectus. We hereby incorporate by reference the following documents into this prospectus supplement and the accompanying prospectus (the SEC file number for each of the documents listed below is 000-24293):

•	Our annual report on Form 10-K for our fiscal year ended October 3, 2008 (filed on November 26, 2008, as amended on December 17, 2008 and February 11, 2009);

•	Our quarterly reports on Form 10-Q for the quarters ended January 2, 2009 (filed on February 11, 2009), April 3, 2009 (filed on May 13, 2009) and July 3, 2009 (filed on August 12, 2009);

•	Our current reports on Form 8-K filed on October 20, 2008, November 18, 2008, November 25, 2008, December 9, 2008, December 15, 2008 (with respect to Item 5.02 only), December 30, 2008, February 24, 2009, April 24, 2009, May 15, 2009, July 15, 2009 (as amended on July 16, 2009), August 14, 2009, August 28, 2009, September 10, 2009 and September 23, 2009 (with respect to Item 8.01 only); and

•	The description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended, including any amendment or report filed that updates such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the termination or completion of this offering shall be deemed incorporated by reference into this prospectus supplement and the accompanying prospectus and to be a part of this prospectus supplement and the accompanying prospectus from the respective dates of filing such documents. We are not, however, incorporating by reference, in each case, any documents or information that is deemed to be furnished and not filed in accordance with SEC rules.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus supplement and the accompanying prospectus by reference. Requests for such copies should be directed to our Secretary at Conexant Systems, Inc., 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, telephone number (949) 483-4600.

PROSPECTUS

$20,000,000

CONEXANT SYSTEMS, INC.

Common Stock
Preferred Stock
Warrants
Units

We may offer, from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $20,000,000, on terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered and may also add, update or change the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may offer and sell these securities directly to you, through agents we select or through underwriters or dealers we select. If any agent, dealer or underwriter is involved in the sale of our securities, we will name them and describe their compensation in a prospectus supplement.

Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “CNXT.” On July 16, 2009, the closing sale price of our common stock, as reported on the Nasdaq Global Select Market, was $1.31 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is July 27, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. No dealer, salesperson or other person is authorized to give information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer common stock, preferred stock, warrants or units from time to time in one or more offerings up to a total public offering price of $20,000,000.

This prospectus provides you with a general description of the securities we may offer. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. As permitted by the SEC’s rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.conexant.com. However, the information on our website does not constitute a part of this prospectus.

Incorporation of Certain Documents by Reference

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 000-24923) listed below. This information is considered a part of this prospectus. These documents are as follows:

•	Our annual report on Form 10-K for our fiscal year ended October 3, 2008 (filed on November 26, 2008, as amended on December 17, 2008 and February 11, 2009);

•	Our quarterly reports on Form 10-Q for the quarters ended January 2, 2009 (filed on February 11, 2009) and April 3, 2009 (filed on May 13, 2009);

•	Our current reports on Form 8-K filed on October 20, 2008, November 18, 2008, November 25, 2008, December 9, 2008, December 15, 2008 (with respect to Item 5.02 only), December 30, 2008, February 24, 2009, April 24, 2009, May 15, 2009 and July 15, 2009 (as amended on July 16, 2009); and

•	The description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended (File No. 000-24923), including any amendment or report filed that updates such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Conexant Systems, Inc., 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, telephone number (949) 483-4600.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently-filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

Cautionary Note Regarding Forward-Looking Statements

This prospectus, any prospectus supplement, and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like, the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	our beliefs, subject to the qualifications expressed, regarding the sufficiency of our existing sources of liquidity and cash to fund our operations, research and development, anticipated capital expenditures and our working capital needs for at least the next 12 months and that we will be able to repatriate cash from our foreign operations on a timely and cost effective basis;

•	our belief that we will be able to sustain the recoverability of our goodwill, intangible and tangible long-term assets;

•	expectations that we will have sufficient capital needed to remain in business;

•	expectations that we will be able to continue to meet NASDAQ listing requirements;

•	expectations regarding the market share of our products, growth in the markets we serve and our market opportunities;

•	expectations regarding price and product competition;

•	continued demand and future growth in demand for our products in the communications, PC and consumer markets we serve;

•	our plans and expectations regarding the transition of our semiconductor products to smaller line width geometries;

•	our product development plans;

•	our expectation that our largest customers will continue to account for a substantial portion of our revenue;

•	expectations regarding our contractual obligations and commitments;

•	our expectation that we will be able to protect our products and services with proprietary technology and intellectual property protection;

•	our expectation that we will be able to meet our lease obligations (and other financial commitments);

•	our expectation that we will be able to continue to rely on third party manufacturers to manufacture, assemble and test our products to meet our customers’ demands; and

•	expectations regarding the proposed sale of our Broadband Access Products business to Ikanos Communications, Inc.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

About Conexant Systems, Inc.

We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs for use in broadband communications applications that enable high-speed transmission, processing and distribution of audio, video, voice and data to and throughout homes and business enterprises worldwide. Our access solutions connect people through personal communications access products, such as personal computers (PCs), to audio, video, voice and data services over wireless and wire line broadband connections as well as over dial-up Internet connections. Our central office solutions are used by service providers to deliver high-speed audio, video, voice and data services over copper telephone lines and optical fiber networks to homes and businesses around the globe. In addition, media processing products enable the capture, display, storage, playback and transfer of audio and video content in applications throughout home and small office environments. These solutions enable broadband connections and network content to be shared throughout a home or small office-home office environment using a variety of communications devices.

We market and sell our semiconductor products and system solutions directly to leading original equipment manufacturers (OEMs) of communication electronics products, and indirectly through electronic components distributors. We also sell our products to third-party electronic manufacturing service providers, who manufacture products incorporating our semiconductor products for OEMs.

We have many years of operating history in the communications semiconductor business, including as part of the semiconductor systems business of Rockwell International Corporation (now Rockwell Automation, Inc.), and have been an independent public company since January 1999, following our spin-off from Rockwell. Since then, we have transformed our company from a broad-based communications semiconductor supplier into a fabless communications semiconductor supplier focused on delivering the technology and products for imaging, video, audio, and Internet connectivity applications.

Our principal corporate office is located at 4000 MacArthur Boulevard, Newport Beach, CA 92660, and our main telephone number at that location is (949) 483-4600. We maintain a website at www.conexant.com. None of the information contained on our website or on websites linked is part of this prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and in the applicable prospectus supplement.

Use of Proceeds

We will retain broad discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. We intend to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited to, repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and acquisitions. Pending application of the net proceeds, we may initially invest the net proceeds in short-term investment grade securities.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges, for the periods indicated, are set forth below:

Six Fiscal Months
Ended April 3,	Fiscal Year(1)
2009	2008	2007	2006	2005	2004

(2)	(2)	(2)	(2)	(2)	(2)

(1)	Our fiscal year ends on the Friday nearest to September 30 of each year.

(2)	For purposes of calculating this ratio, earnings consist of income (loss) from continuing operations before (i) income taxes, (ii) income (loss) from equity method investments and (iii) fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges by $9.9 million for the six fiscal months ended April 3, 2009 and $98.7 million, $227.8 million, $51.9 million, $93.3 million and $270.6 million for fiscal years 2008, 2007, 2006, 2005 and 2004, respectively.

Description of Capital Stock

General

This prospectus describes the general terms of our common and preferred stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	25,000,000 shares of preferred stock, no par value.

As of July 16, 2009, there were 49,912,788 shares of common stock outstanding and no shares of preferred stock outstanding.

Certain of the provisions described under this section entitled “Description of Capital Stock” could have the effect of discouraging transactions that might lead to a change of control of Conexant.

Our restated certificate of incorporation and by-laws:

•	establish a classified board of directors, whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;

•	require stockholders to provide advance notice of any stockholder nominations for directors or any proposal of new business to be considered at any meeting of stockholders;

•	require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated certificate of incorporation or by-laws;

•	preclude stockholders from acting by written consent without a meeting of stockholders; and

•	preclude stockholders from calling a special meeting of stockholders.

Common Stock

Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock. See “Dividend Policy.”

Each holder of shares of common stock will be entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock will be entitled to cumulate votes in voting for directors. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of common stock will have any right to purchase or subscribe for any stock of any class that we may issue or sell.

Preferred Stock

Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the liquidation preference, if any;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the restrictions on the issuance of shares of the same series or any other class or series; and

•	the voting rights, if any, of the shares of the series.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-Takeover Provisions

We are governed by the Delaware General Corporation Law, or DGCL. Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Classified Board

Our certificate of incorporation provides that our directors, other than those who may be elected by the holders of preferred stock or any other series or class of stock, shall be divided into three classes of directors, as nearly equal in number as possible, with overlapping three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding annual meeting after election. The classification of the board has the effect of requiring at least two annual stockholders meetings, instead of one, to replace a majority of the members of the board of directors.

Supermajority Vote

Our certificate of incorporation provides that the affirmative vote of at least 80% in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class is required: (i) to remove any director from office at any time, which removal may only be for cause, (ii) in order for our stockholders to amend, alter or repeal our bylaws and (iii) to amend or repeal certain provisions of our certificate of incorporation, including those related to limiting liabilities of directors and removing directors.

Our restated certificate of incorporation also contains a fair price provisions pursuant to which a Business Combination (as defined in our restated certificate of incorporation) between us or one of our subsidiaries and an Interested Shareowner (as defined in our restated certificate of incorporation) requires approval by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the Business Combination is approved by at least two-thirds of the Continuing Directors (as defined in our restated certificate of incorporation) or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were not met, the Business Combination would be subject to the voting requirements otherwise applicable under the DGCL, which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provisions, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors, in which case the provisions of the DGCL would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors at an annual or special meeting of the stockholders or bring other business before an annual meeting of the stockholders. This notice procedure provides that, in order to nominate candidates for election as directors or raise other matters at an annual meeting, the nominations must be made or the matters must be raised in the company’s notice of meeting, or by or at the direction of our board of directors, or by a stockholder who (i) is a stockholder of record at the time of giving notice as required by the bylaws, (ii) is entitled to vote at the meeting, and (iii) complies with the notice provisions of the bylaws. If our chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the annual meeting in accordance with the notice procedure, that person will not be eligible for election as a director or that business will not be conducted at the meeting.

Special Meetings of Stockholders

Under our bylaws, stockholders may not call a special meeting of the stockholders and the only business to be conducted at a special meeting of the stockholders will be the business brought before the meeting pursuant to the company’s notice of meeting.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Select Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our board of directors also has the ability to issue shares of our authorized but unissued preferred stock in one or more series without further stockholder approval. The existence of authorized but unissued shares of common and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Action by Written Consent

Our bylaws do not permit stockholder action by written consent.

The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

The Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Mellon Investor Services LLC.

Listing

Our shares of common stock are quoted on the NASDAQ Global Select Market under the symbol “CNXT.”

Description of Warrants

We may issue warrants to purchase preferred stock (“preferred stock warrants”) or common stock (“common stock warrants,” and collectively with the preferred stock warrants, “warrants”). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent.

We will describe in the applicable prospectus supplement the terms of the preferred stock warrants and common stock warrants being offered, including the following:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the number of the warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock shares will be separately transferrable;

•	if applicable, a discussion of the material United Stated Federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

•	the maximum or minimum number of the warrants which may be exercised at any time.

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock or common stock purchaseable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

Description of Units

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of preferred stock and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will:

•	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;

•	state whether we will apply to have the units traded on a securities exchange or securities quotation system; and

•	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

Plan of Distribution

We may sell the securities described in this prospectus from time to time in one or more transactions

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any of the market offering of equity securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its apportionment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them, and any profit realized by them on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Shares of our common stock are quoted on the Nasdaq Global Select Market. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may be customers of, engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

Legal Matters

Certain legal matters in connection with the securities will be passed upon for us by O’Melveny & Myers LLP.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended October 3, 2008, and the effectiveness of Conexant Systems, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

7,000,000 Shares

Common Stock

PROSPECTUS

September   , 2009

Oppenheimer & Co.